FOR IMMEDIATE RELEASE                              CONTACT:  JAMES C. SHAY
BHA-0306                                             SENIOR VICE PRESIDENT
July 22, 2003                                      CHIEF FINANCIAL OFFICER
8:30 A.M. ET                                 (816) 356-8400, Extension 336


                       BHA GROUP HOLDINGS, INC. ANNOUNCES
                           THIRD QUARTER 2003 EARNINGS

For the quarter ended June 30, 2003 ("fiscal 2003"), BHA Group Holdings, Inc.'s (NASDAQ - BHAG) consolidated net income was $1.8 million or $.27 per diluted share. This compares to $2.1 million or $.32 per diluted share during the same period in the prior year. For the nine months ended June 30, 2003, BHA's consolidated net income was $8.0 million or $1.23 per diluted share. Net income, including the effect of a $1.2 million one-time non-cash charge relating to a change in accounting for goodwill, was $5.2 million or $.82 per diluted share for the nine months ended June 30, 2002. Excluding the impact of the one-time charge, net income for the first nine months of the prior year was $6.4 million or $1.00 per diluted share.

Commenting on the results, James E. Lund, President and Chief Executive Officer, said, "We are pleased to report that BHA's year-to-date earnings per diluted share have increased 23% over the prior year. These results have been achieved despite challenging business conditions in many of the markets we serve. Through product innovation and unmatched customer service, our APC business segments continue to position themselves as the premier suppliers of replacement parts and service. In BHA Technologies, we are seeing the profit gains that make this business segment an integral part of BHA's overall growth strategies. BHA's cash flows from operations have enabled us to further improve the balance sheet. During the year, we have also made changes to the cost structure of the business which will benefit fiscal 2004."

The following table summarizes BHA's revenues and pre-tax income by segment (dollars in millions):


                                                               QUARTER ENDED                    NINE MONTHS ENDED
                                                                 JUNE 30,                           JUNE 30,
                                                           2003             2002              2003             2002
                                                           ----             ----              ----             ----
REVENUES
Domestic Air Pollution Control (APC) Segment
     U.S. Fabric Filter                                     17.7              18.2             54.5              57.5
     U.S. Electrostatic Precipitator (ESP)                   6.3               9.8             43.1              33.5
     U.S. Exports to Latin America and Asia                  4.6               4.0             11.5              13.3
                                                          ------            ------           ------           -------
         Total Domestic APC Segment                         28.6              32.0            109.1             104.3
Europe APC Segment                                           6.8               5.4             18.1              16.3
BHA Technologies Segment                                     3.6               3.6             10.6               9.9
                                                          ------            ------           ------           -------
     TOTAL REVENUES                                         39.0              41.0            137.8             130.5
                                                          ======            ======           ======           =======

PRE-TAX EARNINGS
Domestic APC Segment                                         1.8               2.4              9.9               8.5
Europe APC Segment                                           0.2               0.2              0.1               0.4
BHA Technologies Segment                                     0.6               0.3              1.9               0.8
                                                          ------            ------           ------           -------
     TOTAL PRE-TAX EARNINGS                                  2.6               2.9             11.9               9.7
                                                          ======            ======           ======           =======

REVENUES

Consolidated revenues for the nine months increased 6% over the prior year. Revenues for the Domestic Air Pollution Control (APC) segment increased 5% led by higher sales of ESP replacement parts and services to customers in the electric utility industry. Sales of ESP parts and services tend to be seasonal with the majority of revenues being generated during the first nine months of the Company's fiscal year. This period corresponds with the timeframe for the spring outages scheduled by coal-fired electric utilities. The increase in sales for the ESP portion of the Domestic APC segment was offset in part by a decline in sales of fabric filter replacement parts in the U.S. and export markets which corresponds to the continued weakness in the manufacturing sector of those economies. On a U.S. dollar basis, Europe APC segment sales for the nine-month period rose 11% over the prior year. On a local currency basis, sales in Europe declined 8% due to challenging business conditions and the timing of execution of major project work. BHA Technologies' sales to third parties increased by 7% for the nine-month period over the prior year due in large part to continued success in selling membrane products for use in non-consumer apparel applications and other industrial products.

Consolidated revenues for the quarter declined 5% as compared to the prior year. For the quarter, overall sales in the Domestic Air Pollution Control (APC) segment decreased by 11%. Within this segment, sales of fabric filter parts and services declined by 3% and sales of ESP parts and services decreased by 36% as compared to the same period in the prior year. The significant year-over-year decline in ESP parts and service is attributable to timing with respect to major project work. Export sales of APC parts and services within the Domestic APC segment increased by 14% due to higher sales to customers in Asia. Quarterly sales for Europe APC increased 26% on a U.S. dollar basis. On a local currency basis, Europe APC segment sales for the three months in the current year were essentially unchanged. BHA Technologies' sales of ePTFE membrane products to third parties for the current quarter were unchanged as compared to the same period in the prior year.

PRE-TAX EARNINGS

For the first nine months of the current fiscal year, earnings before taxes and the one-time charge increased $2.2 million or 23% as compared to the prior year. The strong results were attributable to the combination of revenues increasing by 6% and operating margins as a percentage of sales increasing from 7.8% in fiscal 2002 to 8.9% in fiscal 2003. The improvement in operating margins was due to higher gross margins as a percentage of sales.

Pre-tax earnings for the third quarter decreased 10% to $2.6 million from $2.9 million for the same period of the prior year. The decrease was attributable to a 5% decrease in sales combined with a higher effective income tax rate for the third quarter of the current year.

INCOME TAXES

The Company's consolidated effective income tax rate was 33.0% for the nine months ended June 30, 2003 compared to 33.5% for the same period in the prior year. The final consolidated effective income tax rate for the 12 months ended September 30, 2002 was 33.4%.

CASH FLOWS

For the first nine months of fiscal 2003, the Company generated $10.8 million in cash flows from operations compared to $12.6 million generated during the same period in the prior year. During the current year, cash flows from operations were partially used to fund capital expenditures of $2.5 million, pay a cash dividend of $0.7 million and repurchase treasury shares for $1.8 million.

BACKLOG

BHA's backlog was $59.1 million at June 30, 2003. This compares with order backlogs of $51.3 million at March 31, 2003 and $39.9 million at June 30, 2002.

OUTLOOK

The Company continues to see success in the implementation of its business plan. The financial condition of BHA has been further strengthened over the last 24 months providing the Company with substantial capital to invest in growth areas and improve its overall position in the key markets it serves. During this period, the Company has invested in those areas that it believes will provide the greatest advantage in the long term. The Company believes that its businesses are diversified and that it is positioned well to achieve its long-term financial goals.

The earnings performance for the first nine months of the current fiscal year have been driven by sales increases of both ESP replacement parts and service work for electric utility customers and ePTFE membranes to customers outside of air pollution control. The strength in these areas has been partially offset by the decline in the Company's worldwide fabric filter business. The weakness in fabric filter aftermarket sales is expected to continue and, based on historical trending, a profit recovery in this area will likely trail an overall improvement in manufacturing conditions by several months.

The Company believes it is well positioned to have long-term success in all of its businesses. Near-term quarterly results are expected to be heavily influenced by the timing of the receipt and execution of ESP rebuild orders and ePTFE membrane sales to customers in applications outside of air pollution control. One of the Company's goals is to deliver consistent annual earnings growth over time. The Company expects, however, that quarterly earnings will continue to vary based on the timing of larger orders.

The results for the first nine months of the current year have positioned the Company to achieve its financial goals for the year. With respect to the upcoming quarter, the following is specific guidance being provided:


     o For the fourth quarter of fiscal 2003, the Company anticipates that consolidated net sales will be higher than the same period in the prior year by as much as 5%.

     o Earnings for the fourth quarter of fiscal 2003 are expected to be in the range of $.23 to $.28 per diluted share as compared to $.22 reported for the same period in the prior year.

     o If the Company meets the earnings targets included in the stated range, its full year fiscal 2003 earnings per diluted share will be a record in the range of $1.46 to $1.51.

OTHER ACTIONS

The Company reports that it has accumulated 2.6 million shares of the 4.0 million shares of BHA common stock authorized by its Board of Directors for repurchase.

The Company also announces that Robert J. Druten has been appointed by the Board to serve as an independent director. This appointment fills the current vacancy on the Board. Mr. Druten is the Executive Vice President and Chief Financial Officer of Hallmark Cards, Incorporated.

BHA Group Holdings, Inc. is a world leader in innovative filtration technology. Its two principal operating subsidiaries are BHA Group, Inc., the world's largest supplier of replacement parts and services for industrial air pollution control systems, and BHA Technologies, Inc., which manufactures and markets expanded polytetrafluoroethylene (ePTFE) membrane products for use in a variety of industrial and consumer products.

This press release contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "should," "believe," "anticipate," "expect," and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the performance of newly established domestic and international operations, demand and price for the Company's products and services, and other factors. You should also consult the sections entitled "Factors Affecting Earnings and Stock Price" and "Management's Discussion and Analysis" included in the Company's report on Form 10-K which was filed with the Securities & Exchange Commission on November 6, 2002.

                            BHA GROUP HOLDINGS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                & BALANCE SHEETS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                                QUARTER ENDED                    NINE MONTHS ENDED
                                                                   JUNE 30                            JUNE 30
                                                            2003             2002              2003             2002
                                                            ----             ----              ----             ----
Net sales                                                  $ 39.0            $ 41.0           $137.8            $130.5
                                                           ------            ------           ------            ------
Gross margin                                                 12.8              12.9             43.8              40.2
Operating expense                                            10.1               9.9             31.5              30.0
Interest expense, net                                          .1                .1               .4                .5
                                                           ------            ------           ------            ------
Earnings before income taxes                                  2.6               2.9             11.9               9.7
Income tax expense                                             .8                .8              3.9               3.3
Cumulative effect of accounting change                         --                --               --              (1.2)
                                                           ------            ------           ------            ------
Net income                                                 $  1.8            $  2.1           $  8.0            $  5.2
                                                           ======            ======           ======            ======
Diluted shares outstanding                                    6.6               6.5              6.5               6.4
                                                           ======            ======           ======            ======
Diluted earnings per share                                 $ 0.27            $ 0.32           $ 1.23            $ 0.82
                                                           ======            ======           ======            ======
Diluted earnings per share excluding
     effect of accounting change (a)                       $ 0.27            $ 0.32           $ 1.23            $ 1.00
                                                           ======            ======           ======            ======

Depreciation and amortization                              $  1.4            $  1.3           $  4.4            $  3.9
                                                           ======            ======           ======            ======


(a) During fiscal 2002, the Company adopted Statement of Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." As a result, the Company no longer recognizes amortization expense on intangible assets with indefinite lives.

The earnings per share figures in this press release are computed on a "diluted" basis as defined under Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                                            JUNE 30,              SEPTEMBER 30,
                                              2003                     2002
                                              ----                     ----

Cash and equivalents                      $   19.1                 $   13.8
Accounts receivable                           26.5                     28.6
Inventories                                   25.0                     24.2
Other current assets                           5.2                      5.5
                                          --------                 --------
     Total current assets                     75.8                     72.1
PP&E and other assets                         39.4                     41.4
                                          --------                 --------
Total assets                              $  115.2                 $  113.5
                                          ========                 ========

Current debt and lease payments           $    2.5                 $    2.5
Accounts payable and accruals                 19.9                     23.1
                                          --------                 --------
     Total current liabilities                22.4                     25.6
Long-term debt and capital leases             17.2                     17.8
Other liabilities                              2.5                      2.7
                                          --------                 --------
Total liabilities                             42.1                     46.1
Equity                                        73.1                     67.4
                                          --------                 --------
Total liabilities and equity              $  115.2                 $  113.5
                                          ========                 ========


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